Exhibit 10.1

AMENDMENT TO RETENTION AND SEVERANCE AGREEMENT
Amendment No. 1, dated as of November 14, 2013, to the Retention and Severance Agreement dated as of December 17, 2010 (the “Retention Agreement”), by and between Blyth, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Robert B. Goergen, Jr. (the “Executive”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed thereto in the Retention Agreement.
W I T N E S S E T H:
WHEREAS, the Company entered into the Retention Agreement with a view toward fostering the continued employment of the Executive and encouraging the continued attention and dedication of the Executive to his assigned duties; and
WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company and to enter into an amendment of the Retention Agreement embodying the additional terms of such employment, and the Executive desires to enter into such amendment and to accept such employment.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:
1.    AMENDMENT OF RETENTION AGREEMENT.
The Retention Agreement is hereby amended by adding the following Sections thereto immediately following Section 8(e) thereof:
9. Position, Duties and Responsibilities.
(a)Commencing on November 14, 2013 (the “Effective Date”), the Executive shall be employed as the President and Chief Executive Officer of the Company and shall be responsible for the general management of the affairs of the Company. The Executive has heretofore been elected as a member of the Board of Directors of the Company and the Company will, in good faith, include the Executive on the Company’s slate of nominees to be elected to such Board at appropriate meetings of stockholders of the Company so long as he continues to be employed by the Company. The failure by the Company to nominate the Executive for election to the Board of Directors and/or the failure of the stockholders of the Company to elect or reelect the Executive to such Board shall constitute, without limitation, “Good Reason” for purposes of Section 1(f) of this Agreement. The Executive, in carrying out his duties under this Agreement, shall report to the Board and shall devote his full business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.
(b)Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations subject to the approval of the Board in each case

(which approval has been given as to the boards on which the Executive is currently serving as a director), which approval shall not be unreasonably withheld, (ii) serving, to the extent consistent with past practice, on the boards of a reasonable number of educational and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 9(b) do not materially interfere with the proper performance of his duties and responsibilities under Section 9(a).
(c) The Executive’s employment will be “at will.” Consequently, either the Company or the Executive may terminate the Executive’s employment at any time, with or without Cause or Good Reason, in its or his sole discretion, subject to the terms and conditions of this Agreement.
10.     Base Salary.
The Executive shall be paid a Base Salary in an annualized amount equal to not less than $650,000. The Base Salary shall be reviewed annually for increase in the discretion of the Board.
11.     Annual Incentive Award.
The Executive shall participate in the Company’s Management Performance Incentive Plan or any successor annual incentive award plan of the Company. Under such plan, the Executive shall have a target bonus opportunity each year equal to at least 100% of his then Base Salary, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with applicable plan guidelines. If such performance goals, are exceeded, the Executive may receive a greater amount as determined in accordance with applicable plan guidelines. The Executive shall be paid his annual incentive awards no later than other senior executives of the Company are paid their annual incentive awards.
12.     Long Term Incentive Plan.
The Executive shall participate in the Company’s Plans and any successor long term incentive award plan of the Company and shall have a Long Term Incentive Plan target award opportunity each year equal to at least 130% of his then Base Salary, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with applicable plan guidelines. If such performance goals, are exceeded, the Executive may receive a greater amount as determined in accordance with applicable plan guidelines.
13.    Employee Benefit Programs.
The Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, fringe benefit, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.
14.     Reimbursement of Business and Other Expenses; Perquisites; Vacations.
(a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy. The Company shall pay all reasonable financial consultant and legal fees and expenses incurred by the Executive in connection with the negotiation of the Executive’s employment arrangements with the Company.
(b) The Company will (i) provide a car for the Executive’s use, consistent with past practice, and (ii) permit the Executive to use the Company’s aircraft, consistent with past practice (subject to the obligation to reimburse the Company for the value of the personal use thereof determined in accordance with Treasury Regulation 1.61-21(g)).
(c)The Executive shall be entitled to four weeks paid vacation per year of employment, which shall accrue and otherwise be subject to the Company’s vacation policy for senior executives.
15.     Death; Termination of Employment Due to Disability.
(a) Executive’s Death. In the event of the Executive’s death, his estate or his beneficiaries, as the case may be, shall be entitled to the payments and benefits set forth in subsections (a)-(d) and (f) of Section 2 hereof (and for purposes of Section 2, the “Date of Termination” shall mean the date of the Executive’s death and, for purposes of Section 2(f) the “Executive” shall mean the Executive’s spouse), the provisions of which are incorporated herein and made a part hereof as if set forth herein in their entirety.
(b) Termination Due to Disability. In the event that the Executive’s employment is terminated due to his Disability (as defined below), he shall be entitled to:
(i)disability benefits in accordance with the long-term disability program then in effect for senior executives of the Company;
(ii)the same compensation and benefits to which the Executive would be entitled in the event of a termination of the Executive’s employment by the Company without Cause under subsections (a)-(d) and (f) of Section 2 hereof, the provisions of which are incorporated herein and made a part hereof as if set forth herein in their entirety; provided, however, that the amount payable to the Executive pursuant to this Section 15(b)(ii) shall be reduced by the amount of disability benefits that are paid to the Executive pursuant to Section 15(b)(i).
For purposes of this Section 15(b), the term “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement, as determined by a medical doctor selected by the Company and the Executive, for a period of six months or longer. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor, and the two doctors shall select a third who shall be deemed to be the medical doctor selected by the Company and the Executive for purposes hereof.

(c)    Termination by the Company for Cause. In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to Base Salary through the date of the termination.
(d)Voluntary Termination. In the event the Executive terminates his employment voluntarily, the Executive shall be entitled to Base Salary through the date of the termination. A voluntary termination under this Section 15(d) shall be effective 30 calendar days after prior written notice is received by the Company.
(e)Other Termination Benefits. In the case of any of the foregoing terminations, the Executive or his estate shall also be entitled to:
(i)the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid;
(ii)any expense reimbursements due the Executive; and,
(iii)other benefits, if any, in accordance with applicable plans and programs of the Company.
16. Vesting Upon Change in Control. In the event that a Change in Control (as defined in Section 2(g) hereof) occurs prior to the termination of the Executive’s employment and prior to the expiration of an Award or other equity-based arrangement subject to vesting and held by the Executive (collectively, with the Awards, “Equity Awards”) then, upon such Change in Control, such Equity Awards will vest in full, all performance goals or other vesting criteria will be deemed achieved at target levels and, with respect to a stock option or stock appreciation right, be exercisable as to all of the covered shares, including shares as to which the stock option or stock appreciation right would not otherwise be exercisable.
2.    CONTINUING VALIDITY AND ENFORCEABILITY OF RETENTION AGREEMENT.
Except as amended hereby, the Retention Agreement shall remain in full force and effect, and all of the provisions thereof shall be applicable to the sections thereof that have been added thereto pursuant to this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

Blyth, Inc.

By:________________________________
Name:
Title:

__________________________________________
Robert B. Goergen, Jr.